Exhibit 4.100

Contract No. 2010014

Yunnan Nujiang Grid Co., Ltd.

and

Fugong County Hengda Hydroelectric Development Co., Ltd.

Power Purchase and Sale Contract

Buyer: Yunnan Nujiang Grid Co., Ltd.

Seller: Fugong County Hengda Hydroelectric Development Co., Ltd.

Place of Execution: Liuku Town, Lushui County of Nujiang Prefecture

Date of Execution: 1 January 2010

Buyer	Seller

Name: Yunnan Nujiang Grid Co., Ltd.	Name: Fugong County Hengda Hydroelectric Development Co., Ltd.

Legal Address: No.127 South Xiangyang Road, Liuku Town, Lushui County of Nujiang Prefecture	Legal Address: Shangpa Town of Fugong County

Legal Representative (person in charge): Yang Yong	Legal Representative (person in charge): Zhang Zimin

Authorized Representative: Cai Xianglong	Authorized Representative: Huang Guoping

Tel No.: 0886-3630727	Tel No.: 0886-3412609

Fax No.: 0886-3630727	Fax No.: 0886-3412609

Postal Code: 673100	Postal Code: 673400

Account Bank: Business branch of Agricultural Bank of China, Nujiang Prefecture	Account Bank: Fugong County branch of Agricultural Bank of China

Account Number: 150101040000816	Account Number: 151101040004205

Industrial and Commercial Registration No.: 5333001000288	Industrial and Commercial Registration No.: 533323100000137

Tax Registration No.: Dian Guo Shui Zi 5333231709864383	Tax Registration No.: Dian Di Shui Zi 533323781670129

To expressly define the rights and obligations under the power sale and purchase transaction between Yunnan Nujiang Grid Co., Ltd. (hereinafter the “Buyer”) and Fugong County Hengda Hydroelectric Development Co., Ltd. (hereinafter the “Seller”), and in accordance with the Contract Law of the People’s Republic of China, the Power Law of the People’s Republic of China, the State Electricity Regulatory Commission’s Power Purchase and Sale Contract, Yunnan Province Power Supply and Use Regulations, the Measures of Yunnan Nujiang Grid Co., Ltd. for the Management of the Connection of Newly Established Power Plants to the Grid, and other ancillary laws and regulations, and in consideration of the actual conditions of Yunnan grid and power market, the Buyer and the Seller have, through consultations, entered into this Contract.

1	Power Purchase Principles

1.1	The Buyer shall purchase the on-grid electric power generated by the Seller at the quantity that it is able to accept in an overall arrangement in accordance with this Contract.

1.2	The on-grid electric quantity of the two stations of the Seller are as follows:

	(1)	Alu River Hydroelectric Station

		(i)	Annual on-grid electric quantity of 2010: 24,790,000 KWH

		(ii)	On-grid electric quantity plan of each month (KWH)

January: 1,140,000 KWH

February: 770,000 KWH

March: 1,370,000 KWH

April: 3,020,000 KWH

May: 2,880,000 KWH

June: 2,730,000 KWH

July: 2,890,000 KWH

August: 2,580,000 KWH

September: 2,560,000 KWH

October: 2,520,000 KWH

November: 1,640,000 KWH

December: 710,000 KWH

	(2)	Zileng River Hydroelectric Station

		(i)	Annual on-grid electric quantity of 2010: 44,780,000 KWH

		(ii)	On-grid electric quantity plan of each month (KWH)

January: 4,510,000 KWH

February: 2,280,000 KWH

March: 1,230,000 KWH

April: 2,950,000 KWH

May: 4,750,000 KWH

June: 4,620,000 KWH

July: 5,110,000 KWH

August: 5,290,000 KWH

September: 5,250,000 KWH

October: 4,490,000 KWH

November: 2,650,000 KWH

December: 1,650,000 KWH

1.3

Before the end of October each year, the Buyer and the Seller (the “Parties”) shall discuss the on-grid electric quantity of the next year, and enter into a Power Purchase and Sale Contract of the next year before the end of December.

2	Quality of On-grid Electricity

2.1

The tolerated range of error of the Seller’s voltage of on-grid electricity (taken from the metering point): the sum of the absolute positive and negative values of the range of error shall not exceed 10% of the specified value; the power factor shall be 0.85. A payment for the portion of the short-supplied reactive electric quantity shall be calculated at the rate of RMB0.02/kVar·h and paid to the Buyer.

2.2

The Seller’s on-grid electricity shall meet the requirements of the Regulations of Yunnan Province for the Administration of Grid Voltage and Reactive Electricity, be subject to the unified arrangement and adjustment of reactive electricity and voltage stipulated by Nujiang Prefecture, or otherwise the Buyer shall have the right not to purchase the on-grid electric quantity from the Seller.

3	Power Measurement

3.1	On-grid electric quantity metering points at the Seller’s hydroelectric stations

A set of two-directional active and reactive kilowatt-hour meters marked by hour and having the remote-transmission function shall be installed in accordance with the state standards and the specifications of the power industry in order to measure the Seller’s on-grid electric quantity by hour, which shall be used as basis for the calculation of tariff. (Matters such as the electric quantity metering points measuring electric quantity sold by the Seller to the Buyer shall be defined in a separately signed power supply and use contract.)

3.2	Parameters of the major on-grid electric quantity metering points at the Seller’s hydroelectric stations

No.	Purchasing Point	Metering Point	Meter No.	Current Transducer Ratio	Voltage Transducer Ratio	Multiplying Factor for the Measurement

1	Alu River Hydroelectric Station	153 short circuiting devices at Aludi switch station	20060556020040	200/5	110000/100	44000

2	Zileng River Hydroelectric Station	154 short circuiting devices at Yagu switch station	20050623U0016	300/5	110000/100	66000

3.3	Parameters of the back-up on-grid electric quantity metering points at the Seller’s hydroelectric stations

No.	Purchasing Point	Metering Point	Meter No.	Current Transducer Ratio	Voltage Transducer Ratio	Multiplying Factor for the Measurement

1	Alu River Hydroelectric Station	101 short circuiting devices at Alu River Hydroelectric Station	SDK8000407	150/5	110000/100	33000

2	Zileng River Hydroelectric Station	151 short circuiting devices at Zileng River Hydroelectric Station	SJL79000033	400/5	110000/100	88000

3.4

If any electric quantity measuring device experiences malfunction or breakdown in operation, the electric quantity of the period of malfunction or breakdown shall be determined by the contralateral electric quantity net the theoretic line loss calculating value at the metering points.

3.5	The readings shown in the electric quantity measuring device shall be checked and recorded by the Parties at 10:00 AM on the 25th of each month. The Seller has the right to supervise.

4	Tariff

The on-grid tariff shall follow the provisions of the Document (Nu Ji Jia Ge [2004] No. 444) issued by the Development and Planning Commission of Nujiang Lisu Ethnic Autonomous Prefecture, which stipulates:

4.1	Tariff in the dry season (November 1 of each year to April 30 of the next year): RMB 0.20/KWHh

4.2	Tariff in the wet season (May 1 of each year to October 31 of the next year): RMB 0.16/KWH

4.3

Tariff for silicon smelting: This shall follow the silicon-electricity interaction price stipulated (on a yearly basis) by the prefecture government. In the wet season (May to October of each year), the tariff is RMB 0.13/KWH; in the dry season, it shall be determined by whether the silicon plants continue their production or not and the power supply-and-demand situation.

5	Tariff Settlement

5.1	The Seller shall submit the on-grid electric quantity, tariff and corresponding VAT invoice which are in compliance with this Contract to the Buyer. The tariff of each month shall be paid before

25th of the next month. If the Seller fails to submit the tariff invoice to the Buyer as required, the date of payment of the tariff by the Buyer shall be postponed accordingly.

5.2	The electric quantity supplied by the Buyer to the Seller and the electric quantity sold by the Seller to the Buyer must not be mutually set off.

6	Rights, Obligations and Liability for Breach of Contract

6.1

If the Seller fails to supply its scheduled electric quantity as agreed in the Contract due to the reasons attributable to the Buyer, the Buyer shall endeavour to make it up in the subsequent months of the year. Should it still fail to make it up, it shall compensate the Seller for the short-supplied electric quantity at the on-grid tariff prescribed in this Contract.

In the event of any of the following circumstances, the Buyer will not make it up or give compensation:

(1) where the cause of failure to supply its scheduled electric quantity can be attributed to the Seller;

(2) where the cause of the failure to supply its scheduled electric quantity can be attributed to a force majeure event;

(3) where the cause of failure to supply the scheduled electricity quantity can be attributed to the power sale market.

6.2

If the electric quantity planned to be transmitted to the grid can not be completed according to the terms of the Contract due to the reasons attributable to the Seller, unless it is caused by a force majeure event, the Seller shall pay as compensation to the Buyer for the undelivered electric quantity at the on-grid tariff prescribed in this Contract.

In the event of the Buyer’s external power outage due to reasons attributable to the Seller, the Seller shall be liable to compensate the Buyer. The compensation shall be the electric quantity not supplied by the power supply enterprises during the time of power outage multiplying the average unit price of the electricity sold by the Buyer of the previous month.

6.3

If the Buyer fails to pay the tariff to the Seller in accordance with this Contract, the Buyer shall pay the Seller a delay fee, which is calculated at a rate of 0.03% of the due but unpaid tariff on a daily basis commencing from the date of default.

6.4

If the quality of electricity fails to meet the standards due to the reasons attributable to the Seller, the Seller shall assume the liability for damages caused to itself. For damages suffered by the Buyer or other users, the Seller shall be liable to make corresponding compensations.

6.5

The Seller shall abide by the overall arrangement made by the dispatch office of the Buyer, follow its instructions, participate in the systematic adjustment such as frequency moderation, peak-hour moderation and voltage moderation. Besides, it shall operate in accordance with the load curve required by the Nujiang Prefecture.

7	Dispute Settlement

In case of any dispute arising from the performance of this Contract between the Buyer and the Seller, it shall be settled through consultations according to the principles set forth in this Contract. If no agreement can be reached, either Party may institute proceedings to the court in the place where the Buyer is located.

8	Effect of this Contract and Matters not Covered

8.1	Matters not covered in this Contract shall be handled in accordance with the Contract Law of the People’s Republic of China, the Power Law of the People’s Republic of China, the Regulations

of the People’s Republic of China on the Administration of Power Dispatching, the Power Purchase and Sale Contract formulated by the State Electricity Regulatory Commission, Yunnan Province Power Supply and Use Regulations, the Measures of Yunnan Nujiang Grid Co., Ltd. for the Management of the Connection of Newly Established Power Plants to the Grid and other relevant laws and regulations. In the event of change to the laws, regulations and policies of the state or the province, amend or supplement relevant terms of this Contract accordingly or separately enter into a contract.

8.2	Monthly (daily) power purchase plan issued by the Buyer to the Seller, and the on-grid load curve shall be an integrated part of this Contract, and have the equal effect.

8.3

This Contract shall come into force upon execution and affixing of official seals by the Buyer and the Seller. The term of this Contract shall commence on 1 January 2010 and end on 31 December 2010. This Contract shall, in principle, be reviewed and signed once a year. If no change is proposed by either Party, this Contract shall continue to be effective until the execution of a new contract.

8.4	This Contract shall be executed in 2 originals and 2 duplicates. The Buyer and the Seller shall each hold an original and a duplicate, which are equally effective.

Buyer: Yunnan Nujiang Grid Co., Ltd.

Legal Representative or Agent: Cai Xianglong

Date of Execution: 1 January 2010

Seller: Fugong County Hengda Hydroelectric Development Co., Ltd.

Legal Representative or Agent: Huang Guoping

Date of Execution: 1 January 2010